EXHIBIT 24.1

POWERS OF ATTORNEY

KNOW ALL YE BY THESE PRESENTS, that the undersigned directors of The Ryland Group, Inc., a Maryland corporation (“Ryland”), constitute and appoint Timothy J. Geckle and Robert J. Cunnion, III, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors of Ryland, on Ryland’s Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of common stock of Ryland pursuant to the Ryland 2006 Non-Employee Director Stock Plan, and to sign for the undersigned in their respective names as directors of Ryland, on Ryland’s Post-Effective Amendment No. 1 to Form S-8 for the Ryland 2004 Non-Employee Director Equity Plan relating to the deregistering of shares thereunder, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

Signature	Title	Date

/s/ Daniel T. Bane	Director	April 26, 2006
Daniel T. Bane

/s/ Leslie M. Frécon	Director	April 26, 2006
Leslie M. Frécon

/s/ Roland A. Hernandez	Director	April 26, 2006
Roland A. Hernandez

/s/ William L. Jews	Director	April 26, 2006
William L. Jews

/s/ Ned Mansour	Director	April 26, 2006
Ned Mansour

/s/ Robert E. Mellor	Director	April 26, 2006
Robert E. Mellor

/s/ Norman J. Metcalfe	Director	April 26, 2006
Norman J. Metcalfe

/s/ Charlotte St. Martin	Director	April 26, 2006
Charlotte St. Martin

/s/ Paul J. Varello	Director	April 26, 2006
Paul J. Varello

Director
John O. Wilson